Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

Form S-8

(Form Type)

Carriage Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share(1)(2)	Other	1,800,000	(1)	$49.31	(2)	$88,758,000.00	(2)	0.0000927	$8,227.87
Total Offering Amounts							$88,758,000.00			—
Total Fee Offsets										—
Net Fee Due										$8,227.87

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement covers, in addition to the numbers of shares of common stock, par value $0.01 (“Common Stock”), of the registrant shown in the table above, an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Amended and Restated Carriage Services, Inc. 2007 Employee Stock Purchase Plan (as amended, the “ESPP Plan”) and the Carriage Services, Inc. 2017 Omnibus Incentive Plan (as amended, the “Omnibus Plan”).

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low sale prices per share of the Common Stock on February 18, 2022, as reported on the New York Stock Exchange. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the ESPP Plan and Omnibus Plan, respectively.